U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               Fuel Centers, Inc.
             (Exact name of registrant as specified in its charter)

Nevada                                    5541                        33-0967648
------                                    ----                        ----------
(State or other                (Primary Standard Industrial    (I.R.S. Employer
jurisdiction of incorporation Classification Code Number Identification No.) or organization)

9323 Vista Serena, Cypress, California                                     90630
--------------------------------------                                     -----
(Address of registrant's principal executive offices)                 (Zip Code)

                                 (714) 220-1806
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

                             Michael J. Muellerleile
                                 Stepp Law Group
                           1301 Dove Street, Suite 460
                         Newport Beach, California 92660
                                  949.660.9700
                             Facsimile 949.660.9010
            (Name, Address and Telephone Number of Agent for Service)


Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================== =================== ==================== ======================= ================
       Title of each class               Amount         Proposed maximum       Proposed maximum        Amount of
          of securities                  to be           offering price           aggregate          registration
        to be registered               registered           per share           offering price            fee
---------------------------------- ------------------- -------------------- ----------------------- ----------------
Common Stock, $.001 par value          2,910,000              $0.10                $291,000             $76.83
================================== =================== ==================== ======================= ================

The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Preliminary Prospectus
                               Fuel Centers, Inc.,
                              a Nevada corporation

                        2,910,000 Shares of Common Stock

This prospectus relates to 2,910,000 shares of common stock of Fuel Centers, Inc., which are issued and outstanding shares of our common stock, acquired by the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market.

See "Risk Factors" on pages 5 to 8 for factors to be considered before investing in the shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is September 10, 2001
                             Subject to completion.

                            TABLE OF CONTENTS

Prospectus Summary ...........................................................4
Risk Factors..................................................................5
Use of Proceeds...............................................................8
Determination of Offering Price...............................................8
Dilution......................................................................8
Selling Security Holders......................................................9
Plan of Distribution.........................................................10
Legal Proceedings............................................................11
Directors, Executive Officers, Promoters and Control Persons.................11
Security Ownership of Certain Beneficial Owners and Management...............12
Description of Our Securities................................................12
Interest of Named Experts and Counsel........................................13
Disclosure of Commission Position on Indemnification for Securities
Act Liabilities..............................................................13
Organization Within Last Five Years..........................................14
Description of Business......................................................14
Management's Discussion and Analysis of Financial Condition
and Results of Operations....................................................19
Description of Property......................................................20
Certain Relationships and Related Transactions...............................20
Market for Common Equity and Related Stockholder Matters.....................20
Executive Compensation.......................................................22
Financial Statements.........................................................22
Changes in and Disagreements with Accountants on Accounting
and Financial Disclosure.....................................................33
Legal Matters................................................................33
Experts......................................................................33
Additional Information.......................................................33
Indemnification of Directors and Officers....................................34
Other Expenses of Issuance and Distribution..................................35
Recent Sales of Unregistered Securities......................................35
Exhibits.....................................................................36
Undertakings.................................................................36
Signatures...................................................................37


Outside Back Cover Page
Dealer Prospectus Delivery Obligation
Until _______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus Summary

Our business:                           We incorporated in Nevada on April 9,
                                        2001. Our principal business address is
                                        9323 Vista Serena, Cypress, California
                                        90630. Our telephone number is
                                        714.220.1806.


                                        We are a new business that has generated no revenues to date. We began operations in April 2001. We intend to offer a full range of business consulting services in the retail automobile fueling industry. We anticipate that we will provide advice and assistance on issues of business strategy and development of high-volume, multi-revenue source, retail automobile fueling centers or "Superstations." Superstations typically include retail fueling facilities, quick service restaurants, car wash facilities and a convenience store. We intend to provide services to owners of existing fueling stations who desire to convert their facilities into a Superstation, as well as to parties who are not currently engaged in the retail sale of motor fuel but wish to establish fueling facilities. Many newly established retail fueling centers are being developed as Superstations due to external and internal pressures to meet the competitive demands of the marketplace, increase profitability and comply with increasing government regulation. We anticipate that a majority of our revenue will be derived from fees paid by clients for our advice, services and business development products. We intend to consult with clients and assist them in understanding customer dynamics, optimizing the economics of their business, and structuring their organizations, processes and systems to achieve their strategic goals and maximize their value. In addition to our consulting services, we may develop, own and operate our own Superstations.


Number of shares being offered:         The selling security holders want to
                                        sell 2,910,000 shares of our common
                                        stock. The offered shares were acquired
                                        by the selling security holders in
                                        private placement transactions, which
                                        were exempt from the registration and
                                        prospectus delivery requirements of the
                                        Securities Act of 1933.

Number of shares outstanding:           6,005,000 shares of our common stock
                                        are issued and outstanding.  We have no
                                        other securities issued.

Estimated use of proceeds:              We will not receive any of the proceeds
                                        from the sale of those shares being
                                        offered.

                                  RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative and involves a significant and substantial number of risks. Any person who is not in a position to lose the entire amount of his investment should forego purchasing our common stock.

Risks related to our business:


We have a limited operating history upon which an evaluation of our prospects can be made.

We were incorporated in April 2001, and have a limited operating history. Our lack of operating history makes an evaluation of our business and prospects very difficult. Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business. We cannot be certain that our business will be successful or that we will generate any revenues.

We have incurred a net loss since inception and expect to incur net losses for the foreseeable future.

As of June 30, 2001, our losses since inception were approximately $12,932. We have not generated any revenues. We expect to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future. We will need to generate significant revenues to achieve and maintain profitability. We may not be able to generate sufficient revenues to achieve profitable operations.

We anticipate that we primarily engage in short-term consulting contracts with clients that we obtain, which could negatively impact our business if we fail to obtain sufficient number of clients.

We intend to provide a significant portion of our services on a non-recurring, project-by-project basis under contracts of relatively short duration, typically less than one year. Any client that we obtain without notice or on relatively short notice may cancel our contract, even if we are not in default under the contract. Our ability to generate revenues may be negatively impacted if we fail to obtain a sufficient number of clients and fail to contract a sufficient number of our services to these clients.

Failing to renew contracts with clients that we obtain may increase our costs and damage our reputation.

We may not renew contracts with clients that we obtain if we fail to meet their expectations in the performance of our services, including the quality, cost and timeliness of our services. Failing to renew those agreements may damage our reputation and adversely affect our ability to attract and retain clients. If a client is not satisfied with our services, we intend to spend additional human and other resources at our own expense to ensure client satisfaction. Such expenditures will increase our costs, which will typically result in a lower margin on such contracts.

We may not be able to compete effectively with other providers of retail fuel consulting services that have more resources and experience than us.


Our industry is significantly competitive. We have competitors that provide some or all of the services we provide and who are larger and have more resources than we do. Many of our competitors have significantly greater financial, human and marketing resources than us. As a result, such competitors may be able to respond more quickly to new trends and changes in customer demands. Such competitors may also be able to devote greater resources to the development, promotion, sale, and support of their services than we do. If we do not compete effectively with current and future competitors, we may be unable to secure new and renewed client contracts, or we may be required to reduce our rates in order to complete effectively. This could result in a reduction in our revenues, resulting in lower earnings or operating losses.

Our officers and directors are engaged in other activities that could have conflicts of interest with us. Therefore, our officers and directors may not devote sufficient time to our affairs, which may affect our ability to conduct operations and generate revenues.

The persons serving as our officers and directors have existing responsibilities and may have additional responsibilities to provide management and services to other entities. As a result, conflicts of interest between us and the other activities of those entities may occur from time to time, in that our officers and directors shall have conflicts of interest in allocating time, services, and functions between the other business ventures in which they may be or become involved and our affairs.


Our ability to forecast future costs and anticipated revenues is limited as a result of our inability to accurately predict the length of time required to engage a client and complete an assignment.

The timing of client contracts that we may be able to obtain and service fulfillment is not predictable with any degree of accuracy. ^ We may be required to hire new consultants before securing a client engagement. Clients may defer committing to new assignments for any length of time and for any reason. Such deferrals could require us to maintain a significant number of under-utilized consultants during any given period. In addition, failing to procure an engagement after spending such time and resources could significantly reduce our limited financial resources, which will hinder our ability to spend resources on procuring other engagements. We cannot predict whether the investment of time and resources will result in a new engagement or, if the engagement is secured, that the engagement will be on terms favorable to us.


Our future financial results are uncertain and our operating results may fluctuate. Therefore, investors may lose all or part of their investment if our expanded operations are not profitable.

Our results of operations may vary from period to period because of a variety of factors, including but not limited to our introduction of new services, changes in marketing and sales expenditures, competitive pricing pressures, the interest in and use of our services and general economic and industry conditions that affect customer demand and preferences. As with any relatively new business enterprise operating in a specialized and intensely competitive market, we are subject to many business risks which include, but are not limited to, unforeseen marketing, promotional and development expenses, unforeseen negative publicity, competition and our lack of operating experience. Many of the risks may be unforeseeable or beyond our control. We may not be able to successfully implement our business plan in a timely or effective manner, or generate sufficient interest in our services. We may not be able to market and sell enough services to generate sufficient revenues to continue our operations.

We anticipate that we will need to raise additional capital to develop our own retail fuel centers. Our failure to raise additional capital will significantly hinder our ability to develop our own retail fuel centers.

To develop our own retail fuel centers, we will be required to raise additional funds. We cannot guaranty that we will be able to obtain additional financing at commercially reasonable rates. Our failure to obtain additional funds would significantly limit or eliminate our ability to develop our own retail fuel centers. We anticipate that we may seek additional funding through public or private sales of our securities. That could include equity securities, or through commercial or private financing arrangements. Adequate funds may not be available when needed or on terms acceptable to us. In the event that we are not able to obtain additional funding on a timely basis, we may be required to limit any proposed operations or expansion.

Our ability to raise additional capital through the sale of our stock may be harmed by competing resales of our common stock by the selling security holders. The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock. These sales would make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do. Moreover, potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock.

We will be subject to extensive government regulation relating to the development and operation of retail fuel centers, which could add significant additional costs to our business.

If we develop our own retail fuel centers, we will be subject to extensive government regulation. We may be responsible for the investigation and clean-up of contamination resulting from our operations. Current compliance activities relate to air emissions limitations, waste water and storm water discharges and other releases of petroleum, petroleum products and wastes. These regulations would primarily affect the business of retail fuel sales and ancillary services such as a carwash and car maintenance and repair. Our proposed operations will be adversely affected if substantial capital investments are required in order to maintain compliance with federal, state and local regulations. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties.

Risks related to owning our common stock:

Our officers, directors and principal security holders own approximately 73.27% of our outstanding shares of common stock, allowing these shareholders control matters requiring approval of our shareholders.


As a result of such ownership by our officers, directors and principal security holders, investors will have no control over matters requiring approval by our security holders, including the election of directors. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we enter into transactions which require shareholder approval. In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.


Because we will be subject to the "penny stock" rules, the level of trading activity in our stock may be reduced, which may make it difficult for investors in our common stock to sell their shares.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock. An active public market may not develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services. Factors such as announcements of new or enhanced products by us or our competitors and quarter-to-quarter variations in our results of operations, as well as market conditions in our sector may have a significant impact on the market price of our shares. Moreover, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies and that often has been unrelated or disproportionate to the operating performance of those companies.

Because we lack a public market for shares of our common stock, the selling security holders will arbitrarily determine the offering price of the shares. Therefore, investors may lose all or part of their investment if the price of their shares is too high.

Our common stock is not publicly traded and we do not participate in an electronic quotation medium for securities traded outside the Nasdaq Stock Market. We cannot guaranty that an active public market for our stock will develop or be sustained. Therefore, the selling security holders may arbitrarily determine the offering price of shares of our common stock. Accordingly, purchasers may lose all or part of their investments if the price of their shares is too high. A purchase of our stock in this offering would be unsuitable for a person who cannot afford to lose his entire investment.

We are registering 505,000 shares of common stock owned by our officers and directors. Our officers and directors may sell those shares as soon as possible, which could significantly decrease the price of our common stock and reduce their desire to see us succeed.

Our officers and directors may sell those 505,000 shares immediately after they are registered. In the event that our officers and directors sell those shares, the price of our common stock could decrease significantly. Also, a conflict of interest will occur between their duties to us and their personal interests in selling their shares. We cannot assure you that our officers and directors will not sell those shares as soon as they are registered.

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of Proceeds
---------------

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling security holders.

Determination of Offering Price
-------------------------------

The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices.

Dilution
--------

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

Selling Security Holders
------------------------

The following table sets forth information concerning the selling security holders including:

1. the number of shares owned by each selling security holder prior to this offering;
2. the total number of shares that are to be offered for each selling security holder; and
3. the total number of shares and the percentage of common stock that will be owned by each selling security holder upon completion of the offering.

The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us. None of the selling security holders is a broker-dealer or an affiliate of a broker-dealer to our knowledge. Thomas E. Stepp, Jr., Michael J. Muellerleile, Deron M. Colby, Richard Reincke, Amy Pontillas, Sandie M. Williams, Myra E. Capoccia, and Lan P. Nguyen are employees of Stepp Law Group, which serves as our legal counsel.

----------------------------- --------------------------------- ---------------------------------- -------------------------------
  Name of Selling Security       Amount of Shares of Common     Amount of Shares of Common Stock       Amount of Shares and the
           Holder             Stock Owned by Selling Security     to be Offered by the Selling        Percentage of Common Stock
                                 Holder Before the Offering              Security Holder              Owned by Selling Security
                                                                                                     Holder After the Offering is
                                                                                                               Complete
----------------------------- --------------------------------- ---------------------------------- -------------------------------
John R. Muellerleile,
president, secretary and a
director                               3,550,000                            500,000                    3,050,000 and 50.79%
----------------------------------------------------------------------------------------------------------------------------------
John Shukur, treasurer and
a director                                50,000                             5,000                        45,000 and 0.7%
----------------------------------------------------------------------------------------------------------------------------------
Thomas E. Stepp, Jr.                     400,000                            400,000                              0
----------------------------------------------------------------------------------------------------------------------------------
Michael J. Muellerleile                  400,000                            400,000                              0
----------------------------------------------------------------------------------------------------------------------------------
Deron M. Colby                           300,000                            300,000                              0
----------------------------------------------------------------------------------------------------------------------------------
Richard C. Reincke                       300,000                            300,000                              0
----------------------------------------------------------------------------------------------------------------------------------
Amy M. Pontillas                          70,000                            70,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Sandie M. Williams                        10,000                            10,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Myra E. Capoccia                          10,000                            10,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Lan P. Nguyen                             10,000                            10,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Renee McCracken                           5,000                              5,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Cynthia Bergendahl                        10,000                            10,000                               0
----------------------------------------------------------------------------------------------------------------------------------
John D. Muellerleile                      10,000                            10,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Renee Y. Close                            10,000                            10,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Jason Ortega                              40,000                            40,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Scott Sheman                              7,500                              7,500                               0
----------------------------------------------------------------------------------------------------------------------------------
Brad Thompson                             5,000                              5,000                               0
----------------------------------------------------------------------------------------------------------------------------------
AV Neely                                  6,250                              6,250                               0
----------------------------------------------------------------------------------------------------------------------------------
Brad Fisher                               2,500                              2,500                               0
----------------------------------------------------------------------------------------------------------------------------------
Alia Neely                                12,500                            12,500                               0
----------------------------------------------------------------------------------------------------------------------------------
Wade Neely                                6,250                              6,250                               0
----------------------------------------------------------------------------------------------------------------------------------
Scott Michaels                            15,000                            15,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Leo Studer                               250,000                            250,000                              0
----------------------------------------------------------------------------------------------------------------------------------
William Sterling, Jr.                     6,250                              6,250                               0
----------------------------------------------------------------------------------------------------------------------------------
Thomas J. Slosson                         5,000                              5,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Jerry A. Cardenas                         2,500                              2,500                               0
----------------------------------------------------------------------------------------------------------------------------------
Gary Manley                               5,000                              5,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Jason Whitworth                           2,500                              2,500                               0
----------------------------------------------------------------------------------------------------------------------------------
Anderson Hinsch                           5,000                              5,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Sonny Martinez                            37,500                            37,500                               0
----------------------------------------------------------------------------------------------------------------------------------





                                       9




----------------------------------------------------------------------------------------------------------------------------------
Jim Mirrotto                              5,000                              5,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Jesus Avelar                              25,000                            25,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Eric Becker                               11,250                            11,250                               0
----------------------------------------------------------------------------------------------------------------------------------
Lyle Neely                               100,000                            100,000                              0
----------------------------------------------------------------------------------------------------------------------------------
Tim Neely                                120,000                            120,000                              0
----------------------------------------------------------------------------------------------------------------------------------
Ryan Neely                               200,000                            200,000                              0
----------------------------------------------------------------------------------------------------------------------------------



Plan of Distribution
--------------------


The selling security holders may sell our common stock in negotiated transactions or otherwise. The selling security holders may sell our common stock at prices then prevailing or at negotiated prices. The shares will not be sold in an underwritten public offering.


The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     o    privately negotiated transactions.

Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. The selling security holders may not sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings
-----------------

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Directors, Executive Officers, Promoters and Control Persons
------------------------------------------------------------


Executive Officers and Directors. We are dependent on the efforts and abilities of certain of our senior management. The interruption of the services of key management could disrupt our operations, reduce profits and hinder future development, if suitable replacements are not promptly obtained. We anticipate that we will enter into employment agreements with each of our key executives. We cannot guaranty that each executive will remain with us during or after the term of his or her employment agreement. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. Our officers and directors will hold office until their resignations or removal.


Our directors and principal executive officers are as specified on the following table:

========================== ================ ===================================
          Name                  Age                Position
-------------------------- ---------------- -----------------------------------
Jack Muellerleile                59         president, secretary, director
-------------------------- ---------------- -----------------------------------
K. John Shukur                   30         treasurer, director
========================== ================ ===================================

Jack Muellerleile. Mr. Muellerleile is our president, secretary and one of our directors since our inception. Mr. Muellerleile brings expertise and experience in commercial real estate, business brokerage, franchising and entrepreneurship and the oil business. From 1990 to the present, Mr. Muellerleile has been the owner of Site Location Solutions, a firm specializing in the petroleum, food service and entertainment industries. During the last ten years, he handled over 275 successful engagements acquiring a location or transaction in each target area, whether purchase, lease, or joint venture. Mr. Muellerleile is an expert in lease and purchase analyses and negotiations, major oil company management thinking and supply contracts and competitive allowances and restaurant and entertainment related transactions. Mr. Muellerleile enjoyed a distinguished 23-year career with Mobil Oil during which he held thirteen different positions culminating in responsibility for all real estate activities throughout the western two-thirds of the United States. He was responsible for the acquisition and retention, by lease or purchase, of thousands of properties, several hundred divestments, as well as numerous other business opportunity buy/sell agreements, lease renewals, exercise of options, market evaluations, competitive analyses and strategic decision making regarding wide-area distribution agreements. During the past five years, Mr. Muellerleile has specialized in Superstation developments that involve multiple profit centers and industry-leading revenues. Mr. Muellerleile earned his Bachelor of Science degree in business from University of Missouri in 1964. Mr. Muellerleile is not an officer or a director of any other reporting company.

K. John Shukur. Mr. Shukur is our Treasurer and one of our directors since June 2001. Mr. Shukur has significant experience in the retail food industry. From 1994 to the present, Mr. Shukur has been the operator of Samurai Harry's, a chain of Japanese-American food restaurants located in Southern California. Mr. Shukur earned his Bachelor of Science degree in Environmental Analysis and Design from University of California, Irvine in 1994. Mr. Shukur is not an officer or a director of any other reporting company.

There is no family relationship between any of our officers or directors. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 10, 2001 by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

================= =================================== =================================== ====================
Title of Class    Name of Beneficial Owner                Amount of Beneficial Owner        Percent of Class
----------------- ----------------------------------- ----------------------------------- --------------------
Common Stock      John R. Muellerleile
                  9323 Vista Serena,                     3,550,000 shares, president,
                  Cypress, CA 90630                         secretary, director                  59.12%
----------------- ----------------------------------- ----------------------------------- --------------------
Common Stock      K. John Shukur
                  5 Hidlago                               50,000 shares, treasurer,
                  Rancho Santa Margarita, CA 92688              director                         0.83%
----------------- ----------------------------------- ----------------------------------- --------------------
Common Stock      Thomas E. Stepp, Jr.
                  1301 Dove Street, Suite 460
                  Newport Beach, CA 92660                       400,000 shares                   6.66%
----------------- ----------------------------------- ----------------------------------- --------------------
Common Stock      Michael J. Muellerleile
                  1301 Dove Street, Suite 460
                  Newport Beach, CA 92660                       400,000 shares                   6.66%
----------------- ----------------------------------- ----------------------------------- --------------------
Common Stock      All directors and named executive
                  officers as a group                         3,600,000 shares                  59.95%
================= =================================== =================================== ====================

Thomas E. Stepp, Jr. and Michael J. Muellerleile are employees of Stepp Law Group, which serves as our legal counsel.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description Of Our Securities
-----------------------------

Description of Capital Stock We are authorized to issue 50,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock. As of September 10, 2001, 6,005,000 shares of our common stock were issued and outstanding.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefor. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.


Preferred Stock. We are authorized to issue 5,000,000 shares of $.001 par value preferred stock, of which no such shares are issued and outstanding. We have not designated the right and preferences of our preferred stock. The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

Our Articles of Incorporation also include a staggered board of director provision, which provides that the term of office of members of our board of directors shall be staggered so that members will be elected every third year. Such provision could delay, defer, discourage or prevent a change in control.

Our Articles of Incorporation also include provisions that require the affirmative vote of at least two-thirds of the outstanding shares of common stock held by our shareholders for the approval or authorization of any business combination, such as a merger or a sale of any substantial part of our assets. Those provisions are subject to the provisions of any series of preferred stock which may at the time be issued and outstanding and convertible into shares of our common stock. The requirement of two-thirds vote could delay, defer, discourage or prevent a change in control.


Interest of Named Experts and Counsel
-------------------------------------

No expert or our counsel was hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement.

Thomas E. Stepp, Jr., Michael J. Muellerleile, Deron M. Colby, Richard C. Reincke, Amy Pontillas, Sandie M. Williams, Myra E. Capoccia, and Lan P. Nguyen are employees of Stepp Law Group, which serves as our legal counsel. Thomas E. Stepp, Jr. owns 400,000 shares of our common stock. Michael J. Muellerleile owns 400,000 shares of our common stock. Deron M. Colby owns 300,000 shares of our common stock. Richard C. Reincke owns 300,000 shares of our common stock. Amy Pontillas owns 100,000 shares of our common stock. Sandie M. Williams, Myra E. Capoccia, and Lan P. Nguyen each own 10,000 shares of our common stock.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities
------------------------------------------------------------------------

Article Seventh of our Articles of Incorporation provides, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:


  o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
  o for unlawful payments of dividends or unlawful stock purchase or redemption by us.


Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Section 10 of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 78.7502 of the Nevada Revised Statutes.

Indemnification Agreements. We will enter into indemnification agreements with each of our executive officers. We will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

Organization Within Last Five Years
-----------------------------------

Transactions with Promoters. Jack Muellerleile was issued 3,550,000 shares of our common stock in exchange for his services as our promoter. The value of the services performed by Mr. Muellerleile was approximately $3,550.

Description of Business
-----------------------

Our Background. We were incorporated in Nevada on April 9, 2001.


Our Business. We are a new business that has generated no revenues to date. We intend to offer a full range of business consulting services in the retail automobile fueling industry. We anticipate that we will offer advice and assistance on issues of business strategy and development of high-volume, multi-revenue source, retail automobile fueling centers or "Superstations". Superstations typically include retail fueling facilities, quick service restaurants, car wash facilities and a convenience store. We intend to provide services to owners of existing fueling stations who desire to convert their facilities into a Superstation, as well as to parties who are not currently engaged in the retail sale of motor fuel but wish to establish fueling facilities. Many newly established retail fueling centers are being developed as Superstations due to external and internal pressures to meet the competitive demands of the marketplace, increase profitability and comply with increasing government regulation. For example, underground fuel storage tanks and lines face significant regulation by the state of California to reduce the soil and groundwater contamination caused by leaks. To eliminate the cost of continuing to adapt to increasing and changing regulation, we propose entombment of the underground systems in concrete, which will cost at least $200,000 per location. We believe that such additional cost can only be accommodated by high revenue fuel centers such as a Superstation. In addition, California and other states have mandated that the fuels sold in each particular state be formulated differently. Producing those unique formulations limits the supply to the production capacity of the refineries in those states. As a result, when the refineries are temporarily closed for maintenance procedures, shortages occur because refined product cannot be shipped from other states. Such closures strains industry production and results in shortages at retail fuel centers. We believe that Superstations's high revenues and volume can justify the cost of adding additional underground fuel storage tanks and fuel inventory, which will reduce the likelihood of those shortages at the consumer level.

A majority of our revenue will be derived from fees paid by clients for our advice, services and business development products. We intend to consult with clients and assist them in understanding customer dynamics, optimizing the economics of their business, and structuring their organizations, processes and systems to achieve their strategic goals and maximize their value.

In addition to our consulting services, we may develop, own and operate our own Superstations. Several retail fuel centers, which have been identified by us, are available for purchase. In addition, we believe that a significant number of retail fuel centers will become available due to the current divestiture plans of Tosco-Phillips, Shell, Chevron-Texaco and Exxon Mobil. However, we do not have the capital to satisfy the down payment requirements necessary to acquire those retail fuel centers.

We have provided proposed consulting service contracts to several new client candidates, although none of those agreements have been executed. We have also attended several meetings with petroleum industry professionals. Based on our meetings and discussions those professionals and potential clients including those to whom we have forwarded proposed consulting service contracts, we believe that we will generate revenues in the fourth quarter of 2001.

During the next twelve months, we intend to accept consulting cases which are offered to us. If we acquire the necessary equity capital, we intend to acquire existing operating businesses and develop our own Superstations. We do not anticipate that we will have any conflicts of interests with clients because clients that hire us as consultants usually have the target acquisition identified and secured by a letter of intent or purchase agreement. If clients do not have a target identified and we identify one for them in their specified site search area, then we will offer the target location to the client. We will only consider the location for our own account if the client rejects the location.

Our Industry. The following discussion concerning our industry is based solely on the belief of our president who has been involved in the oil and gas industry since 1964, including 23 years experience as an executive employee of Mobil Oil Corporation.

We believe the retail petroleum industry has always been and ^ will continue to be controlled by suppliers of automotive fuels, the fully integrated multinational oil companies, such as Exxon Mobil. For decades, multinational oil companies looked upon the retail petroleum business as simply a necessary evil with which to contend in order to sell the end product generated by their profitable "upstream" components such as exploration and production, transportation, and refining. We believe the gas and oil crises of the 1970s caused the multinational oil companies to reevaluate the retail end of the business because consumers began noticing what their standard operating procedures had been and started questioning their routine business practices. As oil executives focused their attention on the retail portion of the petroleum industry, it became clear that there was over saturation in the downstream retail operations in each marketplace, especially in the densely populated key markets.

As a result, we believe multinational oil companies undertook the following activities:


  o While stabilizing crude oil sources by entering into long-term supply agreements with the Middle Eastern oil producing countries, they took measures to undermine the Organization of Petroleum Exporting Countries
         (OPEC), thus diminishing its ability to abruptly disturb the flow of raw materials.
  o They commissioned the building of supertankers and placed them in service among all deep-water ports.
  o Refineries were upgraded to enable them to process various types of crude oil. Over time, those refineries not located in reasonable proximity to the above mentioned deep-water ports were divested.
  o The market place was systematically consolidated. Thousands of gas stations across the nation simply disappeared. Simultaneously, consumers were taught to pump their own gas via a price discount inducement which, eventually, also disappeared.


We believe that the industry has changed significantly from twenty years ago. While multinational oil companies continue to consolidate, even to the extent that they are merging with each other, relatively small, independent owner-operators dominate the retail petroleum business. In the large metropolitan key markets, we believe that the multinational oil companies have taken steps to secure control of a strategic number of prime locations making them company operations where it owns or leases the land, owns the improvements and operates the business. Currently, company operations amount to far fewer than the thirty percent level targeted for this type of unit. The sweeping majority of retail units are "dealer" operated via three party or two party arrangements. Where the oil company still controls the land and improvements, it leases the land and improvements to a dealer who owns and operates the business. These are called three party units because the oil company, acting as two parties in its roles as landlord and supplier, combines with the dealer as tenant thus comprising a three party arrangement. Where the oil company does not control the land and improvements, the arrangement is considered to be one between two parties.

While three party dealers are still in the overwhelming majority within key metropolitan markets, we believe their long-term viability is very much in doubt since they are seriously handicapped on many fronts, including:

     o Multinational oil companies control the land and improvements and may increase the rent at will since leases normally expire every three years or may simply declare the unit "uneconomic", non-renew the dealer lease and sell the property. When this occurs, the dealer's business goodwill becomes worthless.
     o The land parcel is usually undersized compared to the 35,000 to 60,000 square feet required to develop a modern, new, fully competitive facility. Therefore, even though federal law requires that the incumbent dealer be given the first right of refusal when the oil company sells the land, the undersized land parcel will significantly hinder the dealer's ability to survive if the dealer exercises the option without acquiring the necessary additional adjacent land, assuming the adjacent land is available.
     o Encroachment by new two party competition will eventually make it impossible for the dealer to compete effectively and win the loyalty of enough customers to enable him to remain in business.

Burdened by ever-increasing costs of doing business and the inability to compete and win new customers, we believe that the three party dealer arrangement faces a difficult future and possible extinction in the years ahead. Conversely, we believe that the future appears promising for two party dealers, especially for those wise enough to upsize their land parcel sufficiently to accommodate multiple profit centers thereby reducing the critical reliance upon cash flow from the sale of gasoline to sustain economic viability.

Some dealers have adjusted to changing conditions to embrace the two party arrangement. Currently, after five or more years of experiment, the new breed of two party dealer has fashioned a multi-phase marketing system which offers its customers a combination of products and service at value prices in a neat, clean, attractively landscaped, spacious, well lit and safe "one stop shopping" environment which dominates the trade area into which the concept is introduced. As a result, significantly increased volumes through each profit center combine to create significantly increased cash flows through the project as a whole. Appropriately, these two-party units have become known as Superstations.

We believe that the multinational oil companies are very supportive of the Superstation concept. However, after having spent the last two decades simplifying their "downstream" retail operations, the multinational oil companies are opposed to creating Superstation units for their own account because they are content to supply high-priced wholesale product into underground tanks which they do not own and therefore have no liability. Moreover, their brand is positioned within a $3-$5 million development in which they have almost zero dollars invested.

The Superstation Concept. Superstations are enhanced one-stop shopping experiences in well-lit, clean, safe and convenient locations. While the majority of Superstation retail revenues are derived from the sale of gasoline, Superstations also provide a variety of merchandise and other services designed to meet the non-fuel needs of customers. Sales of these additional products are an important source of revenue, contribute to increased profitability and serve to increase customer traffic. Products and services offered at each Superstation vary according to the area's demographic make-up and may include ancillary products and services such as propane fuel, food service, car wash and detail services, car maintenance, ATM and check-cashing services, dry cleaning and laundry services, in addition to traditional products and services offered by convenience stores. We believe that convenience stores present significant additional profit opportunities based upon their strategic locations in high traffic areas.

Store interiors range from 600 to 2,800 square feet of retail space and typically provide gasoline consoles with controls and a variety of convenience store merchandise such as tobacco products, beer, wine, soft drinks, coffee, snacks, dairy products and baked goods. Superstations generally have lighted canopies that extend over the multi-pump fuel islands to provide added security and protection from the elements for customers and employees.

Superstations are open seven days a week, 24 hours a day, and emphasize convenience to the customer through location, merchandise selection, and service. The Superstations sell groceries, tobacco products, take-out foods and beverages including alcoholic beverages where local laws permit, dairy products, and non-food merchandise such as money orders, telephone calling cards, lottery tickets, health and beauty aids and magazines. Food service in the Superstation will vary from pre-packaged sandwiches and fountain drinks to full quick service restaurants, and some may have limited in-store seating.

Fuel Suppliers. Two party Superstation owners must negotiate with wholesale fuel suppliers to for their motor fuel inventory, identity, credit card other proprietary items at their locations. The actual sale of the motor fuel to the public is conducted by the operators of the Superstations pursuant to gas-only store contracts that generally obligate the supplier to provide the motor fuel inventory, while the store operators agree to collection and remittance procedures. Superstation owners may be compensated in the form of negotiated rebates or competitive allowances based on the volume of fuel sold. The gas-only store supply contract usually grants the oil company the right of first refusal to purchase the Superstation if it is ever offered for sale.

Our Business Strategy. Increasingly, the competitive advantage in retail fuel consulting will be gained by those consulting firms like ours, which:

   o are able to marshal the necessary expertise and resources to offer comprehensive skill sets and packaged solutions to clients;
   o have the vision, strength and consistency to advise clients along the entire service continuum, from strategy to selection to implementation to operation;
   o offer the flexibility to meet the challenges of the rapidly evolving retail fuel market; and
   o have assets to bring total solutions including offerings which address the clients' need for market expansion and capital replacement.


Our Marketing Strategy. We market our services to parties who own or wish to own retail fuel centers, which include existing owner-operators with expansion plans and service providers associated with Superstations, such as attorneys, accountants, real estate developers and architects. We also intend to develop relationships with business brokers who regularly advertise locations for sale in newspapers and trade journals. We believe that those business brokers as well as real estate brokers who list properties for sale will become sources of referrals. In addition, we believe that referrals will be generated from trade associations such as the 76 Marketers Alliance which was formed to negotiate with Tosco-Phillips for the purchase of the land beneath existing 76 brand gas stations.

A variety of business development and marketing channels are used to communicate directly with current and prospective clients, including on-site presentations, industry seminars and industry-specific articles. After we have established a client base, we expect a significant portion of our future business to arise from prior client contracts. Our clients may expand the scope of their initial contracts to include complementary activities such as site acquisition, facilities layout and design analysis, profit center research and analysis, competitive survey report, negotiation services, coordination of city redevelopment activities and other types of activities.


If we develop our own Superstations, our market strategy will generally emphasize national brands value priced at sites possessing high vehicular car counts or very low competition. Due to the geographic distribution of our proposed stores and the variety of trade names under which they may operate, the use of advertising will be limited to location signage, point-of-sale promotional materials, local newspaper and billboard advertising, and locally distributed flyers. Branded locations often have higher fuel sales volumes, in gallons, than non-branded outlets due to the advertising and promotional activities of the respective oil company and the acceptance of such oil company's proprietary credit cards. The increased customer traffic associated with higher fuel sales also tends to increase merchandise sales volumes. However, the fuel purchased for a branded location is usually more expensive than fuel purchased for an unbranded location.

Our Growth Strategy. Our ability to generate internal growth will be affected by, among other factors, our success in:

     o expanding the range of services we offer to customers to address their evolving needs;
     o    attracting new customers;
     o    increasing the number of projects performed for existing customers;
     o    hiring, training, and retaining employees;
     o    opening our own facilities;
     o    expanding our service areas; and
     o    reducing operating and overhead expenses.

Many of the factors affecting our ability to generate internal growth may be beyond our control, and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. Our inability to achieve internal growth could materially and adversely affect our business, financial condition and results of operations.

Our Competition. The principal methods of competition in business development consulting include the quality and types of services and products that the consultant provides its clients and their cost. The changing business environment has also produced an evolving range of strategic and operating options for fuel retailers and marketers, many of which are unfamiliar with an industry that had long operated under a direct operation and control of the oil supplier. In response, independent fuel retailers are formulating and implementing new strategies and tactics, including developing ancillary products and services, re-inventing the convenience store image and engaging in target marketing programs. We believe that fuel retailers or those interested in entering the fuel retail market will continue to turn to outside consultants to assist in this vast array of initiatives because outside consultants are better equipped to deal with the ever evolving fuel retail market and are capable of developing better solutions more quickly and cost-effectively. By employing outside expertise, fuel retailers can often improve their ability to compete by more rapidly deploying new processes. In strategic consulting services, we may compete with nationally and internationally with consulting firms, and specialty consulting firms and the consulting groups of international accounting firms such as KPMG LLP, Ernst & Young LLP, Deloitte & Touche LLP, PricewaterhouseCoopers, LLP and Arthur Andersen & Company.

In addition to our consulting services, we may develop, own and operate our own Superstations. Many of the principal competitors are integrated multinational oil companies that are substantially larger and better known than us. Because of their diversity, integration of operations, larger capitalization and greater resources, these major oil companies will be better able to withstand volatile market conditions, compete on the basis of price and more readily obtain refined oil in times of shortages. Certain larger competitors have refineries that are larger and more complex and, as a result, could have lower per barrel costs or higher margins per barrel of throughput. The principal competitive factors affecting our retail marketing operations are locations of stores, product price, pay-at-the-pump capability, the quality, appearance and cleanliness of stores and brand identification. Competition from large integrated oil companies is expected to continue.


Government Regulation. We are subject to federal, state and local laws and regulations applied to businesses, such as payroll taxes on the state and federal levels. ^ In general our consulting activities are not subject to licensing or other regulatory requirements. However, in the event that that we develop our own retail fuel centers, we may be responsible for the investigation and clean up of contamination resulting from our operations. Current compliance activities relate to air emissions limitations, waste water and storm water discharges and solid and hazardous waste management activities. In connection with certain of these compliance activities and for other reasons, we may be engaged in various investigations and, where necessary, remediation of soils and ground water relating to discharges and other releases of petroleum, petroleum products and wastes. These regulations primarily affect our principal business of retail fuel sales and ancillary services concerning such as a carwash and car maintenance and repair. ^ We anticipate however that substantial capital investments will be required in order to maintain compliance with federal, state and local regulations, including new Environmental Protection Agency regulations regarding low sulfur gasoline.

In addition, underground fuel storage tanks and lines face significant regulation by the state of California to reduce the soil and groundwater contamination caused by leaks. Further, California and other states have mandated that the fuels sold in each particular state be formulated differently.


Our Website www.fuelcenters.com. Our current website provides a general description of our services and our address, telephone number and e-mail address. If we generate revenues, we intend to further develop the website to market our products and services. If we generate significant revenues, we plan to expand and design our website to function as a community for our clients. A community website allows interaction and exchange of information between our clients. For example, our proposed community website would allow our clients to interact regarding new government regulation and compliance, experiences with the major oil companies and gasoline suppliers and economic news and trends affecting the oil industry. Our proposed community website could be developed to allow users to interact with and obtain advice from other users.

Our Intellectual Property. We do not presently own any patents, trademarks, licenses, concessions or royalties. Our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain patent protection for our technologies, products and processes, and operate without infringing upon the proprietary rights of other parties. However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guaranty that:

     o    these agreements will not be breached;
     o    we would have adequate remedies for any breach; or
     o our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guaranty that our actions will be sufficient to prevent imitation or duplication of either our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

We own the Internet domain name www.fuelcenters.com. Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as ".org", or with a country designation. The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe upon or otherwise decrease the value of our domain names.

Our Research and Development. We are not currently conducting any research and development activities, other than the development of our website. We do not anticipate conducting such activities in the near future.

Employees. As of September 10, 2001, we had one full time and one part time employee. We believe that our relations with our employees are good.
We are not a party to any collective bargaining agreements.

Facilities. Our headquarters are located at 9323 Vista Serena, Cypress, California 90630. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required. We do not own any real estate.

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------


Our Plan of Operation for the Next Twelve Months. We have not yet generated any revenues from operations. In our management's opinion, to effectuate our business plan in the next twelve months, the following events should occur or we should reach the following milestones in order for us to become profitable:

1. We must continue to market our consulting services and obtain consulting agreements. We have provided proposed consulting service contracts to several new client candidates, although none of those agreements have been executed. Based on our meetings and discussions with potential clients including those to whom we have forwarded proposed consulting service contracts, we believe that some of those potential clients will retain us to provide consulting services. Within three to six months, we should be providing consulting services to multiple clients.

2. We must continue to attend meetings with petroleum industry professionals and develop relationships with those professionals. We believe that major oil company executives can provide lists of properties considered surplus along with the name of the client candidate, which they believe may benefit from our services. Within three to six months, we should have knowledge of several additional properties considered surplus by major oil companies.

3. We must develop relationships with business brokers who advertise locations for sale in newspapers and trade journals as well as real estate brokers who list properties for sale. We believe that those brokers will become sources of referrals. Within six to nine months, we should have developed relationships with several brokers who will be sources of referrals.

4. We must develop our website for use as a marketing tool to inform and persuade customers to engage our services. Within six to nine months, we should have developed our website to provide information about our services as well as our beliefs about the industry.

5. We must seek joint venture partners for our development of Superstations. We will seek partners who are willing to contribute capital for the development of Superstations and we will furnish the deal making and operational expertise. During the next twelve months, we want to develop relationships with potential joint venture partners.

Since our inception, we have marketed our services to owners and operators of retail fueling stations, whom we believe are potential clients. Based on our meetings and discussions with those potential clients, including those to whom we have forwarded proposed consulting service contracts, we believe that we will generate revenues in the fourth quarter of 2001. Our belief is also based on the discussions that we have had with petroleum industry professionals. Our plan of operation is materially dependent on our ability to generate revenues. Any revenues generated will be used to expand our operations.


We have cash of $18,890 as of June 30, 2001. In the opinion of management, available funds will satisfy our working capital requirements through January 2002. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. We anticipate that we may need to raise additional capital to expand our operations. Such additional capital may be raised through public or private financing as well as borrowings and other sources. We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then our ability to expand our operations may be adversely affected. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for our expenses. Therefore, we have not contemplated any plan of liquidation in the event that we do not generate revenues.

We are not currently conducting any research and development activities, other than the development of our website. We do not anticipate conducting such activities in the near future. We do not anticipate that we will purchase or sale of any significant equipment. In the event that we generate significant revenues and expand our operations, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment.

Description of Property
-----------------------

Property held by us. As of the date specified in the following table, we held the following property:

============================================= ===============================
                  Property                            June 30, 2001
--------------------------------------------- -------------------------------
Cash                                                                 $18,890
--------------------------------------------- -------------------------------
Property and Equipment, net                                               $0
============================================= ===============================

Our Facilities. Our headquarters are located at 9323 Vista Serena, Cypress, California 90630. Jack Muellerleile, our president, secretary and one of our directors, currently provides office space to us at no charge. We do not have a written lease or sublease agreement and Mr. Muellerleile does not expect to be paid or reimbursed for providing office facilities.

Certain Relationships and Related Transactions
----------------------------------------------

Jack Muellerleile, our president, secretary, and one of our directors, is the father of Michael J. Muellerleile, one of our shareholders and an employee of Stepp Law Group, which serves as our legal counsel.

Jack Muellerleile, our president, secretary and one of our directors, currently provides office space to us at no charge.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

      o    disclosing such transactions in prospectus' where required;
      o disclose in any and all filings with the Securities and Exchange Commission, where required;
      o    obtain uninterested directors consent; and
      o    obtainshareholder consent where required.

Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

When this registration statement becomes effective, we will be a reporting company pursuant to the Securities Exchange Act of 1934. We will be required file annual, quarterly and periodic reports with the Securities and Exchange Commission. The public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

There are no shares of our common stock that can be sold pursuant to Rule 144. There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no outstanding shares of our common stock that we have agreed to register under the Securities Act for sale by security holders. The approximate number of holders of record of shares of our common stock is thirty-six.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny Stock Regulation. Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

    o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
    o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
    o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
    o    a toll-free telephone number for inquiries on disciplinary actions;
    o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
    o such other information and is in such form including language, type, size and format, as the Securities and Exchange
         Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

    o    the bid and offer quotations for the penny stock;
    o the compensation of the broker-dealer and its salesperson in the transaction;
    o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
    o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation
----------------------

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our Chief Executive Officer and our other executive officers whose total annual salary and bonus are anticipated to exceed $50,000 during the year ending December 31, 2001. Our Board of Directors may adopt an incentive stock option plan for our executive officers which would result in additional compensation.

=================================== ======= ============= ============= ===================== =====================
Name and Principal Position          Year      Annual      Bonus ($)        Other Annual           All Other
                                             Salary ($)                   Compensation ($)        Compensation
----------------------------------- ------- ------------- ------------- --------------------- ---------------------
Jack Muellerleile - president,      2001        None          None              None                  None
secretary
----------------------------------- ------- ------------- ------------- --------------------- ---------------------
K. John Shukur - treasurer          2001        None          None              None                  None
=================================== ======= ============= ============= ===================== =====================


Compensation of Directors. Our current directors are also our employees and receive no extra compensation for their service on ourboard of directors.

Employment Contracts. We anticipate that we will enter into an employment agreement with Jack Muellerleile, although we do not currently know the terms of that employment agreement.


Stock Option Plan. We anticipate that we will adopt a stock option plan, pursuant to which shares of our common stock will be reserved for issuance to satisfy the exercise of options. The stock option plan will be designed to retain qualified and competent officers, employees, and directors. Our Board of Directors, or a committee thereof, shall administer the stock option plan and will be authorized, in its sole and absolute discretion, to grant options thereunder to all of our eligible employees, including officers, and to our directors, whether or not those directors are also our employees. Options will be granted pursuant to the provisions of the stock option plan on such terms, subject to such conditions and at such exercise prices as shall be determined by our Board of Directors. Options granted pursuant to the stock option plan shall not be exercisable after the expiration of ten years from the date of grant.

Financial Statements
--------------------

                               FUEL CENTERS, INC.
                          (A Development Stage Company)

                         REPORT AND FINANCIAL STATEMENTS

                                  JUNE 30, 2001

                               FUEL CENTERS, INC.
                          (a development stage company)

                                    CONTENTS





                                                                          PAGE
                                                                          ----
Independent Auditor's Report                                               1

Financial Statements:

     Balance Sheet                                                         2

     Statement of Operations                                               3

     Statement of Changes in Stockholders' Equity                          4

     Statement of Cash Flows                                               5

     Notes to Financial Statements                                         6

                          Independent Auditor's Report



To the Stockholders of
Fuel Centers, Inc.


         I have audited the accompanying balance sheet of Fuel Centers, Inc. (a development stage company) as of June 30, 2001, and the related statements of operations, changes in stockholders' equity, and cash flows for the period April 9, 2001 (inception) through June 30, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

         I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

         In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fuel Centers, Inc. (a development stage company) as of June 30, 2001, and the results of its operations and its cash flows for the period April 9, 2001 (inception) through June 30, 2001 in conformity with generally accepted accounting principles.




                                         /s/ Quintanilla
                                         A Professional Accountancy Corporation
                                         Laguna Niguel, California


                                         August 8, 2001

                               FUEL CENTERS, INC.
                          (a development stage company)

                                  BALANCE SHEET

                                  JUNE 30, 2001



                                     ASSETS
                                     ------
Current assets
    Cash                                                       $         18,980
    Other current assets                                                    ---
                                                               ----------------

       Total current assets                                              18,980

Other assets                                                                ---
                                                               ----------------

       Total assets                                            $         18,980
                                                               ================



                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities
    Accounts payable and accrued expenses                      $          7,217
                                                               ----------------

       Total current liabilities                                          7,217
                                                               ----------------

Contingencies

Stockholders' Equity
    Preferred stock, $.001 par value;
       Authorized shares-- 5,000,000
       Issued and outstanding shares-- 0                                    ---
                                                               ----------------

    Common stock, $.001 par value;
       Authorized shares-- 50,000,000
       Issued and outstanding shares-- 6,005,000                          6,005
    Additional paid-in capital                                           18,690
    Deficit accumulated during the development stage                    (12,932)
                                                              -----------------

       Total stockholders' equity                                        11,763
                                                               ----------------

          Total liabilities and stockholders' equity           $         18,980
                                                               ================




               See accompanying notes to financial statements.

                               FUEL CENTERS, INC.
                          (a development stage company)

                             STATEMENT OF OPERATIONS

                 APRIL 9, 2001 (INCEPTION) THROUGH JUNE 30, 2001



Revenues
    Consulting fees                                           $             ---
    Less: returns and allowances                                            ---
                                                             ------------------

       Net revenues                                                         ---
                                                              -----------------


Operating expenses
    Consulting services                                                   3,550
    Legal and professional fees                                           8,682
    Occupancy                                                               545
    Office expense                                                          155
                                                              -----------------

       Total operating expenses                                          12,932
                                                              -----------------

Loss from operations                                                    (12,932)
                                                              -----------------

Provision for income tax expense (benefit)                                  ---
                                                              -----------------

Net loss/Comprehensive loss                                   $         (12,932)
                                                             ==================

Net income per common share-- basic and diluted               $             ---
                                                             ==================

Weighted average of common shares-- basic and diluted                 5,080,140
                                                             ==================



                See accompanying notes to financial statements.

                               FUEL CENTERS, INC.
                          (a development stage company)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                 APRIL 9, 2001 (INCEPTION) THROUGH JUNE 30, 2001


                                         Common Stock             Additional
                                        -------------             ----------     Paid-In        Accumulated
                                       Shares        Amount        Capital       deficit            Total
                                   ------------   -----------    -----------   -------------    ------------

Balance, April 9, 2001                      ---   $       ---    $       ---   $         ---    $        ---

Issuance of common stock,
  April 10, 2001                      5,050,000         5,050            ---             ---           5,050

Issuance of common stock,
  June 17, 2001                          25,000            25            475             ---             500

Issuance of common stock,
  June 28, 2001                         930,000           930         17,670             ---          18,600

Cost of occupancy
  contributed by officer                    ---           ---            545             ---             545

Net loss/Comprehensive loss                 ---           ---            ---         (12,932)        (12,932)
                                   ------------   -----------    -----------   -------------    ------------

Balance, June 30, 2001                6,005,000   $     6,005    $    18,690   $     (12,932)    $    11,763
                                   ============   ===========    ===========   =============    ============



                See accompanying notes to financial statements.

                               FUEL CENTERS, INC.
                          (a development stage company)

                             STATEMENT OF CASH FLOWS

                       APRIL 9, 2001 THROUGH JUNE 30, 2001



CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                  $         (12,932)
    Adjustments to reconcile net loss to net cash used
    in operating activities
    Cost of consulting services paid with common stock                    3,550
    Cost of legal services paid with common stock                         1,500
    Occupancy cost contributed by officer                                   545
    Changes in operating assets and liabilities
      Increase in accounts payable and accrued expenses                   7,217
                                                              -----------------

              Net cash used in operating activities                        (120)
                                                              -----------------

CASH FLOWS FROM INVESTING ACTIVITIES                                        ---
                                                              -----------------

              Net cash provided by investing activities                     ---
                                                              -----------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from issuance of common stock                               19,100
                                                              -----------------

              Net cash provided by financing activities                  19,100
                                                              -----------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                18,980

CASH AND CASH EQUIVALENTS, beginning of period                              ---
                                                              -----------------

CASH AND CASH EQUIVALENTS, end of period                      $          18,980
                                                              =================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Income taxes paid                                         $             ---
                                                              =================
    Interest paid                                             $             ---
                                                              =================
    Non-cash financing activities
      During the period April 9, 2001 (inception) through June 30, 2001, the Company issued 5,050,000 to its President and third parties for Services valued at $5,050.




                See accompanying notes to financial statements.

                               FUEL CENTERS, INC.
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2001



Note 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

         Business Description - Fuel Centers, Inc. (the "Company") was incorporated in the state of Nevada on April 9, 2001 and upon incorporation, adopted a fiscal year ending December 31st. The Company is business consulting firm that specializes in strategy and development of high-volume, multi-revenue source, retail fuel service stations for the automobile industry. The Company is headquartered in Cypress, California.

         Cash and Cash Equivalents - For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

         Fair Value of Financial Instruments - The carrying value of cash and accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

         Recognition of Revenues and Costs of Goods Sold - The Company records revenues of its consulting services when they are complete and collectibility is reasonably assured. The Company will also provide an allowance for returns when experience is established. Cost of goods sold consists primarily of the payroll and related expenses of personnel used.

         Income Taxes - The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

         Net Loss per Common Share - The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the reporting of basic and diluted earnings/loss per share. Basic loss per share is calculated by dividing net loss by the weighted average number of outstanding common shares during the period.

         Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               FUEL CENTERS, INC.
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2001



NOTE 2 - CONTINGENCIES

         As shown in the accompanying financial statements, the Company has incurred a net operating loss of $12,932 since inception through June 30, 2001.

         The Company is subject to those risks associated with development stage companies. The Company has sustained losses since inception and additional financing will be required by the Company to fund its development activities and to support operations. However, there is no assurance that the Company will be able to obtain additional financing. Furthermore, there is no assurance that rapid technological changes, changing customer needs, fuel consumption and pricing, and evolving automobile industry standards will enable the Company to provide services on a continual and timely basis so that profitable operations can be attained.



NOTE 3 - ACCRUED EXPENSES

         Accrued Wages and Compensated Absences - The Company currently does not have any employees. The majority of development costs and services have been provided to the Company by outside, third party vendors. As such, there is no accrual for wages or compensated absences as of June 30, 2001.



NOTE 4 - COMMON STOCK

         On April 10, 2001, the Company issued 3,550,000 shares of its common stock to an officer and founder for consulting services and 1,500,000 shares of its common stock to various individuals for legal services rendered in connection with the initial organization costs incurred. Since there was no readily available market value at the time the services were rendered, par value of $0.001 per share was considered as a reasonable estimate of fair value by all parties. These amounts are shown in the accompanying statement of operations for the period April 9, 2001 (inception) through June 30, 2001 and the consulting services performed by the officer and founder are considered additional contributions of capital by the Company.


         On June 30, 2001, the Company completed a "best efforts" offering of its common stock pursuant to the provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. In accordance with the Private Placement Memorandum Offering, which was initiated on June 11, 2001, the Company issued 955,000 shares of its common stock at $0.02 per share for a total of $19,100 from June 17th - June 30th 2001.

                               FUEL CENTERS, INC.
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2001



NOTE 5 - INCOME TAXES

         At June 30, 2001, the Company has available for federal income tax purposes a net operating loss carryforward of approximately $12,932, expiring 2016, that may be used to offset future taxable income. Therefore, no provision for income taxes has been provided.

         In addition, the Company has deferred tax assets of approximately $3,000 at June 30, 2001. The Company has not recorded a benefit from its net operating loss carryforward because realization of the benefit is uncertain and, therefore, a valuation allowance of ($3,000) has been provided for the deferred tax assets.



NOTE 6 - RELATED PARTY TRANSACTIONS

         On April 10, 2001, the Company issued 3,550,000 shares of its common stock to a current officer for services as described in Note 4.

         The Company occupies office space provided by its officer. Accordingly, occupancy costs have been allocated to the Company based on the square foot percentage assumed multiplied by the officer's total monthly costs. These amounts are shown in the accompanying statement of operations for the period April 9, 2001 (inception) through June 30, 2001 and are considered additional contributions of capital by the officer and the Company.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
-------------------------------------------------------------------------

In June 2001, our Board of Directors appointed Quintanilla Accountancy Corporation, independent accountant, to audit our financial statements for the period from April 9, 2001, our date of formation, through June 30, 2001. Prior to our appointment of Quintanilla Accountancy Corporation as our auditor, our financial statements had not been audited.
There have been no disagreements with our accountant since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.


                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling security holders has been passed upon by Stepp Law Group, located in Newport Beach, California.

                                     EXPERTS

Our financial statements for the period from April 9, 2001, our date of formation, through June 30, 2001, appearing in this prospectus which is part of a Registration Statement have been reviewed and audited, respectively, by Quintanilla Accountancy Corporation, and are included in reliance upon such reports given upon the authority of Quintanilla Accountancy Corporation, as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling security holders. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information regarding us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers
-----------------------------------------

Article Seventh of our Articles of Incorporation provides, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:


    o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
    o for unlawful payments of dividends or unlawful stock purchase or redemption by us.


Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Our Articles of Incorporation provides that we will indemnify our directors to the extent permitted by Nevada Revised Statutes, including circumstances in which indemnification is otherwise discretionary under the Nevada Revised Statutes. Our Articles of Incorporation also provides that to the extent that Nevada Revised Statutes is amended to permit further indemnification, we will so indemnify our directors.

Section 78.7502 of the Nevada Revised Statutes provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or of any constituent corporation absorbed by us in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise, serving as such at our request or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee, or agent, from and against any and all reasonable costs, disbursements, and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding.

Section 10 of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 78.7502 of the Nevada Revised Statutes.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with each of our executive officers pursuant to which we will agree to indemnify each such officer for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. To be entitled to indemnification by us, such officer must have acted in good faith and in a manner such officer believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


Other Expenses of Issuance and Distribution
-------------------------------------------


We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. None of the expenses will be borne by the selling security holders. The estimated expenses of issuance and distribution are set forth below.


========================================= ==================== ================
Registration Fees                         Approximately                 $76.83
----------------------------------------- -------------------- ----------------
Transfer Agent Fees                       Approximately                $650.00
----------------------------------------- -------------------- ----------------
Costs of Printing and Engraving           Approximately                $500.00
----------------------------------------- -------------------- ----------------
Legal Fees                                Approximately              $5,000.00
----------------------------------------- -------------------- ----------------
Accounting Fees                           Approximately              $2,500.00
========================================= ==================== ================

Recent Sales of Unregistered Securities
---------------------------------------

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

In June 2001, we issued 955,000 shares of our common stock to twenty-seven investors for $0.02 per share. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. We believe that each purchaser who was not an accredited investor has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment. Each investor was given adequate access to sufficient information about us to make an informed investment decision. There were no commissions paid on the sale of these shares. The net proceeds to us were $19,100.


On April 11, 2001, we issued 1,500,000 shares of our common stock to Thomas E. Stepp, Jr.; Michael Muellerleile; Deron Colby; Richard Reincke; Amy Pontillas; Sandie M. Williams; Myra E. Capoccia; and Lan P. Nguyen, in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended. The shares were issued in exchange for legal services provided to us, which were valued at $1,500.

On April 11, 2001, we issued 3,550,000 shares of our common stock to Jack Muellerleile, our president, secretary and one of our directors. We believe that Mr. Muellerleile has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment. In addition, Mr. Muellerlile had sufficient access to material information about us because he was our president, secretary and one of our directors. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended. The shares were issued in exchange for services provided to us, which were valued at $3,550.

Exhibits
--------

   Copies of the following documents are filed with this Registration Statement as exhibits:

Exhibit No.
-----------

1.                         Underwriting Agreement (not applicable)

3.1                        Articles of Incorporation*

3.2                        Bylaws*

5.                         Opinion Re: Legality

8.                         Opinion Re: Tax Matters (not applicable)

11.                        Statement Re: Computation of Per Share Earnings**

15.                        Letter on unaudited interim financial information
                           (not applicable)

23.1                       Consent of Auditors

23.2                       Consent of Counsel***

24. Power of Attorney is included on the Signature Page of the Registration Statement



* Included in Registration Statement on Form SB-2, which was filed on August 10, 2001.

**       Included in Financial Statements
***      Included in Exhibit 5


Undertakings
------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.  We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement or most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), Section 230. 424(b) of Regulation S-B, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, in the city of Cypress, California, on September 10, 2001.

                               Fuel Centers, Inc.
                               a Nevada corporation


                               By       /s/ Jack Muellerleile
                                        -------------------------------------
                                        Jack Muellerleile

                               Its:     principal executive officer
                                        president, secretary, and a director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:


/s/ Jack Muellerleile                                 September 10, 2001
--------------------------------------------
Jack Muellerleile

principal executive officer
president, secretary and a director


/s/ K. John Shukur                                    September 10, 2001
--------------------------------------------
K. John Shukur

principal accounting officer
treasurer and a director